Lithia Motors and DCH Auto Group USA Combine to Create National Group

MEDFORD, OR -- (Marketwired - June 15, 2014) - Lithia Motors, Inc. (NYSE: LAD) and DCH Auto Group Limited have entered into a definitive agreement to combine their companies. In the transaction, Lithia will acquire 100 percent of the outstanding shares of DCH Auto Group Inc., one of the 10 largest dealer groups in the country, for an estimated price of approximately $340 million in cash and $22.5 million, or approximately 300,000 shares of Lithia common stock. Upon closing, DCH's 27 stores, located in Southern California, New Jersey and New York, will be combined with Lithia's 101 stores in the Western United States. The DCH stores are estimated to generate approximately $2.3 billion in annualized revenue, and are expected to increase 2014 earnings per share by approximately $0.12 to $0.14, excluding acquisition costs. On an annualized basis, the DCH stores are expected to increase earnings per share by $0.65 to $0.75.

The transaction is expected to be funded through the expansion of Lithia's existing credit facility by $600 million, mortgage financing of $200 million, and available cash flows from operations. It is targeted to close in the fourth quarter of 2014, and is subject to customary approval conditions. Lithia expects to incur pre-tax costs associated with the transaction of approximately $0.04 to $0.06 per share in 2014.

DCH operates 14 stores in Southern California and 13 stores in New Jersey / New York. DCH's brand mix is 44% Honda, 30% Toyota, 7% BMW, 5% Acura, 4% Nissan, 3% Lexus, 3% Audi, 2% CJD and 2% Kia. The DCH stores will continue to be led by the current management team, with George Liang, DCH's President, reporting directly to Bryan DeBoer, Lithia's President and CEO. After the transaction is completed, it is expected that Shau-Wai Lam, DCH's founder, will join the Lithia Board of Directors.

This combination develops a metro market strategy for Lithia, as the DCH stores are located in the greater metropolitan areas of New York and Los Angeles. The addition of the DCH team allows the combined organization to pursue two growth opportunities: the exclusive franchise, small- to medium-size market strategy that is Lithia's hallmark and the large metropolitan market strategy the DCH management team has honed since the 1970s. Together, the combined organization will be able to leverage best-in-class execution around customer satisfaction, sales volume and cost control.

Bryan DeBoer, President and Chief Executive Officer, commented, "For the past several years, we have been seeking a strategic partner to help us to enter the Eastern United States. The DCH organization is an ideal fit with our existing team. We share similar strategic goals and core values, and have complementary strengths. DCH has proven their ability to 'Deliver Customer Happiness' while executing a high volume strategy in metro markets. Lithia embodies continuous improvement and produces sector leading operating efficiency. Together, the organization will be able to grow in multiple markets, learn from each other, and deliver improved efficiencies due to scale."

Conference Call and Presentation
Lithia's management will host a conference call on Tuesday, June 17, 2014 at 9:00 am EDT to discuss the pending transaction.

The call may be accessed by telephone at 877-407-8029. To listen live on our website or for replay, visit www.lithiainvestorrelations.com and click on webcasts.

A presentation highlighting information about the proposed transaction has been added to www.lithiainvestorrelations.com.

About Lithia
Lithia Motors, Inc. is the eighth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 101 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as "project," "outlook," "expect," "anticipate," "intend," "plan," "believe," "estimate," "may," "seek," "would," "should," "likely," or "will" and similar references to future periods. Examples of forward-looking statements in this press release include the following items:

  The estimated purchase price for DCH, which is based on a fixed amount for goodwill and the tangible net worth of DCH's other assets at the closing date, adjusted for items specified in the agreement. The tangible net worth of DCH may increase or decrease between signing and closing.
  Our expectations regarding how we will finance the acquisition.
  Our outlook of revenues and earnings per share results and the assumptions that underlie them.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events that depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include without limitation, future economic and financial conditions (both nationally and locally), changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers, risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms), government regulations, legislation and others set forth from time to time in our filings with the SEC. We urge you to carefully consider this information and not place undue reliance on forward-looking statements. We undertake no duty to update our forward-looking statements, including our earnings outlook, which are made as of the date of this release.

Contact:
John North
VP Finance and Controller
(541) 618-5748